Exhibit 10.15

2005 RETENTION STOCK OPTION
AGREEMENT

1.     Grant of Option.  Intellisync Corporation, a Delaware corporation (the “Company”), hereby grants to [                ] (“Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the notice of stock option grant, as attached hereto as Exhibit A (the “Notice”), which may be transmitted to or viewed online by Optionee, (the terms of which are incorporated herein by this reference), at the exercise price per Share set forth in the Notice (the “Exercise Price”).  This Agreement shall be deemed executed by the Company and Optionee upon Optionee’s online acceptance of the Option.

2.     Designation of Option.  This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or fails to qualify as an Incentive Stock Option, it is intended to be a Non-statutory Stock Option.

Notwithstanding the above, if designated as an Incentive Stock Option, in the event that the Shares subject to this Option (and all other Incentive Stock Options granted to Optionee by the Company or any Parent or Subsidiary, including under other plans of the Company) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Non-statutory Stock Option.

3.     Terms, Conditions And Form Of Options.  The Option shall be subject to the following terms and conditions:

(a)   Option Exercise Price.  The option exercise price for each Option shall be established in the sole discretion of the Board of Directors of the Company (the “Board”); provided, however, that (i) the option exercise price per share for an Incentive Stock Option shall be not less than the Fair Market Value, as determined by the Board, of a Share on the date of the granting of the Option, (ii) the option exercise price per Share for a Non-statutory Stock Option shall not be less than eighty-five percent (85%) of the fair market value, as determined by the Board, of a Share on the date of the granting of the Option and (iii) no Incentive Stock Option granted to an Optionee who at the time the Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of section 422(b)(6) of the Code (a “Ten Percent Owner Optionee”) shall have an option exercise price per share less than one hundred ten percent (110%) of the fair market value, as determined by the Board, of a Share on the date of the granting of the Option.  Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Non-statutory Stock Option) may be granted with an option exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying with the provisions of section 424(a) of the Code.

(b)   Exercised Period of Options.  The Board shall have the power to set the time or times within which each Option shall be exercisable or the event or events upon the occurrence of which all or a portion of each Option shall be exercisable, including vesting requirements and/or performance criteria with respect to the Company and/or the Optionee, and the term of each Option; provided, however, that (i) no Option shall be exercisable after the expiration of ten (10) years after the date such Option is granted, and (ii) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the date such Option is granted.  The Board shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled after the thirtieth (30th calendar day of any such unpaid leave (unless otherwise required by the Applicable Laws).  In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon an Optionee’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Optionee continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

4.     Exercise of Option.  This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and as set forth below, provided, however, that to the extent that any Shares subject to this Option are exercisable prior to vesting, such Shares shall be subject to a right of repurchase by the Company:

(a)   Right to Exercise.

(i)    This Option may not be exercised for a fraction of a Share.

(ii)   In the event of Optionee’s death, Disability or other termination of employment or service relationship, the exercisability of the Option is governed by Section 6 below, subject to the limitations contained in this Section 4.

(iii)  In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(b)   Method of Exercise.

(i)    This Option shall be exercisable by delivering to the Company a written notice of exercise (in the form attached as Exhibit B or in any other form of notice approved by the Board) which shall state Optionee’s election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company and the Applicable Laws.  Such written notice shall be signed by Optionee and shall be delivered to the Company (or its designee) by such means as are determined by the Board in its discretion to constitute adequate delivery.  To exercise the Option, Optionee must either accompany the written notice with payment of the aggregate exercise price for the Shares being exercised or provide satisfactory assurance to the Company that delivery of such exercise price will be made promptly and in a manner that complies with the Applicable Laws.  With respect to an exercise pursuant to Section 5(a) or (b) below, the Option shall be deemed to be exercised upon receipt by the Company of the written exercise notice accompanied by the exercise price.  With respect to an exercise pursuant to Section 5(c) below, the Option shall be deemed to be exercised upon receipt by the Company of the irrevocable broker instructions.

(ii)   The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.  This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any Applicable Law, including without limitation any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board.  As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws.  Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.

(iii)  As a condition to the exercise of this Option, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting or exercise of the Option, or disposition of Shares, whether by withholding Shares subject to the Option, direct payment to the Company, or otherwise.

5.     Method of Payment.  Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee:

(a)   cash, check or other cash equivalent;

(b)   surrender to the Company of other shares of Common Stock of the Company that have an aggregate Fair Market Value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised.  In the case of shares acquired directly or indirectly from the Company, such shares must have been owned by Optionee for more than six (6) months on the date of surrender (or such other period of time as is necessary to avoid the Company’s incurring adverse accounting charges); or

(c)   if the Company is then permitting options to be exercised through a “cashless” brokered exercise program, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver to the Company promptly and in a manner that complies with all Applicable Laws the funds necessary to satisfy the aggregate exercise price and any applicable tax withholding; provided that the Company reserves at all times the right in the Company’s sole and absolute discretion to decline to approve or to terminate any such program or procedure.

6.     Termination of Relationship; Effect on Option.  Following the date of termination (the “Termination Date”) of Optionee’s continuous employment, consulting or other service relationship with the Participating Company Group (a “Termination”) for any reason, Optionee may exercise the Option only as set forth in the Notice and this Section 6.  To the extent that Optionee is not vested in the Shares as of the Termination Date, or if Optionee does not exercise this Option with respect to vested Shares within the Termination Period set forth in the Notice or the termination periods set forth below, the Option shall terminate in its entirety.  In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

Optionee’s continuous service with the Participating Company Group shall not be deemed to terminate if Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less.  In the event of a leave of absence in excess of ninety (90) days, Optionee’s continuous service shall be deemed to terminate on the ninety-first (91st) day of such leave unless his or her right to return to service with the Participating Company Group remains guaranteed by contract or statute.  A change in status from one form of service-provider to another (e.g., from employee to consultant) shall not constitute a Termination.

(a)   Termination Not as a Result of Disability or Death.  In the event of Termination for any reason other than as a result of Optionee’s Disability or death, Optionee may, to the extent vested in the Shares as of the Termination Date, exercise this Option as to such vested Shares only during the ninety (90) day period beginning on the Termination Date.

(b)   Other Terminations.  In connection with any Termination other than a Termination covered by Section 6(a), Optionee may exercise the Option only as described below:

(c)   Termination upon Disability of Optionee.  In the event of Termination as a result of Optionee’s Disability, Optionee may, to the extent vested in the Shares as of the Termination Date, exercise this Option within twelve (12) months from the Termination Date.

(i)    Death of Optionee.  In the event of the death of Optionee (a) during the term of this Option and while an employee, consultant or other service provider of the Company and having been in continuous service status since the date of grant of the Option, or (b) within three (3) months after Optionee’s Termination Date, the Option may be exercised at any time within twelve (12) months following the date of death by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee was vested in the Shares as of the Termination Date.

(d)   Extension of Exercise Prevented by Law.  Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth above is prevented by the provisions of Section 3(b)(ii) above, the Option shall remain exercisable for a period of up to three (3) months after the date that the circumstances preventing such exercise lapse; provided that the Option shall not be exercisable after the Expiration Date of the Option as set forth in the Notice.  The Company makes no representation as to the tax consequences of any such delayed exercise period.  The Optionee should consult with his or her own tax advisor as to the tax consequences of any such delayed exercise period.

7.     Non-Transferability of Option.  Except as otherwise set forth in the Notice, this Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

8.     Rights as Stockholder.  Until the issuance of the Shares following exercise of an Option (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option.

9.     No Employment Rights.  This Agreement shall not confer upon any Optionee any right with respect to continuation of an employment or consulting relationship with the Company, nor shall it interfere in any way with such participant’s right or the Company’s right to terminate the employment or consulting relationship at any time for any reason.

10.   Notice of Disqualifying Dispositions.  With respect to any Shares issued upon exercise of an Incentive Stock Option, if Optionee sells or otherwise disposes of such Shares on or before the later of (i) the date two (2) years after the Option grant date, or (ii) the date one (1) year after the date of exercise, Optionee shall immediately notify the Company in writing of such disposition.  Optionee acknowledges and agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized by Optionee from the early disposition by payment in cash or out of the current earnings paid to Optionee.

11.   Changes in Capital Stock; Corporate Transactions.  Subject to any action required under the Applicable Laws by the stockholders of the Company, the number of Shares covered under this Agreement, as well as the exercise price per share of outstanding Options, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

12.   Transfer of Control; Liquidation.  A “Transfer of Control” shall be deemed to have occurred in the event of (a) a sale of all or substantially all of the Company’s assets, (b) a merger, consolidation or other capital reorganization or transaction of the Company with or into another corporation, entity or person.

In the event of a Transfer of Control, the Board, in its sole discretion, may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), for the Acquiring Corporation to either assume the Options hereunder or substitute options for the Acquiring Corporation’s stock for this Option.  Any Options which are neither assumed, substituted for by the Acquiring Corporation in connection with the Transfer of Control, nor exercised as of the date of the Transfer of Control, shall terminate and cease to be outstanding effective as of the date of the Transfer of Control.

In the event of a liquidation or dissolution of the Company, this Option will terminate immediately prior to the consummation of such action, unless otherwise determined by the Board in its sole discretion.

13.   Definitions.  As used herein, the following definitions shall apply:

(a)   “Agreement” means this 2005 Retention Stock Option Agreement between the Company and Optionee evidencing the terms and conditions of this Option.

(b)   “Applicable Laws” means the requirements relating to the administration of stock options under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction that may apply to this Option.

(c)   “Code” means the Internal Revenue Code of 1986, as amended.

(d)   “Common Stock” means the common stock of the Company.

(e)   “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(f)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination; or

(iii)  In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

(g)   “Non-statutory Stock Option” means an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(h)   “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(i)    “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

14.   Miscellaneous Provisions.

(a)   Effect of Agreement.  This Agreement shall be administered by the Board and/or by one or more duly appointed committees (collectively, the “Committee”) of the Board having such powers as shall be specified by the Board.  The composition of, and authority delegated to, the Committee shall conform to any mandatory requirements of the Applicable Laws.  Subsequent references herein to the Board shall also mean the Committee if such Committee has been appointed and, unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to terminate or amend this Agreement at any time, subject to any limitations imposed by the Applicable Laws.

All questions of interpretation of this Agreement or of the Option granted hereunder shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest hereunder.

(b)   Choice of Law; Arbitration.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in arbitration conducted in Santa Clara County, California, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Punitive damages shall not be awarded.  In any arbitration proceeding, the party determined to be the prevailing party shall be entitled to receive, in addition to any other award, its attorneys’ fees and expenses of the proceeding.

15.   Data Protection Matters.  In order to facilitate administration of the Option, it will be necessary for the Company or the Subsidiary that employs Optionee (or its or their payroll administrators) to collect, hold and process certain personal information about Optionee and to transfer this data to the Company and to certain third parties such as brokers with whom Optionee may elect to deposit shares, as well as other third party outsource service providers engaged in administering stock option matters.  Optionee consents to the Company or the applicable Subsidiary (or its or their agents or administrators) collecting, holding and processing such personal data and transferring such data to the Company or any other parties insofar as it is reasonably necessary to implement, administer and manage the Option.  Where such a transfer is to a destination outside the country in which Optionee resides, or outside the European Economic Area, the Company (and its agents and administrators) shall take reasonable steps to ensure that Optionee’s personal data continues to be adequately protected and securely held.  Optionee understands that Optionee may, at any time, view his or her personal data, require any necessary corrections to it, or withdraw the consents contained herein in writing by contacting the Human Resources Department of the Company (or if applicable the Human Resources Department of the Subsidiary that employs Optionee) (but Optionee acknowledges that without the use of such data it may not be practicable for the Company to administer the Option in a timely fashion or at all and this may be detrimental to Optionee).

EXHIBIT A
NOTICE OF NON-STATUTORY
STOCK OPTION GRANT

«First_Name» «Last_Name»	Option No.: 0000000000«Option_»
«Address_Line_1»	2005 Retention Stock Option Agreement
«Address_Line_2»
«City», «State» «Zip»
«Country»

You have been granted an option to purchase Common Stock of Intellisync Corporation (the “Company”) as follows:

Date of Option Grant:	«Date_of_Grant»
Exercise Price Per Share:	$«Exercise_Price»
Total Exercise Price:	$«Exercise_Price»
Number of Option Shares:	«M__of_Options»
Option Expiration Date:	«Expiration_Date»
Vesting Commencement Date:	«Vesting_Date»

Vesting/Exercise Schedule:  So long as your employment, consulting or other service relationship with the Company continues, the Shares underlying this Option shall vest and become exercisable in accordance with the following schedule:

one-fourth of the total number of Shares subject to the Option shall vest and become exercisable on the twelve month anniversary of the Vesting Commencement Date and 1/48th of the total number of Shares subject to the Option shall vest and become exercisable each month thereafter, so that the Option shall be fully vested and exercisable on the fourth anniversary of the Vesting Commencement Date (assuming you remain in a continuous service relationship with the Company through that date).

Termination Period:  The Option may be exercised as to vested Shares only for three (3) months after termination of employment or consulting relationship except as set out in Section 6 of the Agreement (but in no event later than the Expiration Date).  You are responsible for keeping track of these exercise periods following termination for any reason of your employment or other service relationship with the Company.  The Company will not provide further notice of such periods.

Transferability:  This Option may not be transferred.

Acceptance:  This Grant may only be accepted by following the procedure below.  You must accept the Grant before you can exercise the Option.  MAKE SURE YOU READ THE AGREEMENT CAREFULLY PRIOR TO YOUR ACCEPTANCE.  If you agree to the terms of the Agreement, follow the procedure below to officially accept the Grant.

•      Go to the WealthViews website: https://www.wealthviews.com/sync

•      Log In using your USER ID and PASSWORD

•      Click on “Grant History” under the STOCK OPTIONS menu on the left-hand side of the screen.

•      Click on “Pending” for each of your grants

•      Click the “I ACCEPT” button on the bottom of each of your grant documents.

By your electronic acceptance of this Option Grant, you and the Company agree that this option is granted under and governed by the terms and conditions of the Agreement.

In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, that the grant of the Option is not as consideration for services you rendered to the Company prior to your Vesting Commencement Date, and that nothing in this Notice or the Agreement documentation confers upon you any right to continue your employment, consulting or other service relationship with the Company for any period of time, nor does it interfere in any way with your right or the right of the Company to terminate that relationship at any time, for any reason, with or without cause.

EXHIBIT B
EXERCISE NOTICE

Intellisync Corporation

2550 North First Street, Suite 500

San Jose, CA 95131

Attention:  Stock Administrator

1.     Exercise of Option.  Effective as of today,                                 ,           , the undersigned (“Purchaser”) hereby elects to purchase                              shares (the “Shares”) of the Common Stock of Intellisync Corporation (the “Company”) under and pursuant to the 2005 Retention Stock Option Agreement dated                             (the “Award Agreement”).  The purchase price for the Shares will be $                            , as required by the Award Agreement.

2.     Delivery of Payment.  Purchaser herewith delivers to the Company the full purchase price for the Shares and any required withholding taxes to be paid in connection with the exercise of the Option.

3.     Representations of Purchaser.  Purchaser acknowledges that Purchaser has received, read and understood the Award Agreement and agrees to abide by and be bound by its terms and conditions.

4.     Rights as Stockholder.  Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option.  The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance.

5.     Tax Consultation.  Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares.  Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6.     Entire Agreement; Governing Law.  The Award Agreement is incorporated herein by reference.  This Agreement and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser.  This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

Submitted by:	Accepted by:

PURCHASER:	INTELLISYNC CORPORATION

Print Name:	Its:

Address:	Address:

Date Received: